Exhibit 99.1

FAT BRANDS INC. REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

Conference call and webcast today at 5:00 p.m. ET

LOS ANGELES (November 10, 2020) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal third quarter 2020 financial results for the 13-week period ending September 27, 2020.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “Thank you to our franchise partners and employees who have shown perseverance as we all continue to battle hardships brought on by the COVID-19 pandemic.”

“Despite the pandemic, the third quarter proved to be transformative for FAT Brands as we successfully closed the acquisition of Johnny Rockets, completed the public offering of our Series B Preferred Stock, and expanded our whole-business securitization facility with the closing of the $40 million M-2 tranche of our Series 2020 facility. Johnny Rockets adds substantial scale to our platform with 325 locations around the world, 129 franchise partners and $316 million in FY 2019 system-wide sales. We believe there are significant synergies to be realized in the short and long-term and are excited to integrate the iconic Johnny Rockets brand into the Company.”

“In the third quarter, we continued to react to the ever-changing regulatory landscape on a state-by-state and country-by-country basis while executing on our organic growth strategies. Notably, our franchise partners opened six co-branded Fatburger & Buffalo’s Express locations, one Elevation Burger and five Johnny Rockets locations across the globe. As of November 6th, 2020, FAT Brands has opened 45 new stores this fiscal year, including Johnny Rockets, and we expect to open an additional 12 locations across our brands through the end of 2020. We began the roll-out of Chowly, a point-of-sale integrator for third-party delivery platforms, and HNGR, a native online-ordering and delivery-as-a-service platform, across our brands in September which resulted in an increase in the delivery sales of our franchise partners of over 40%, from $1.3 million in August to $1.8 million in September, for select domestic Fatburger and co-branded Fatburger & Buffalo’s Express locations. We believe that our prior efforts coupled with the rollout of HNGR and Chowly will position our franchise partners to maintain strong delivery and to-go sales in the future.”

Wiederhorn continued, “Throughout the third quarter, local restrictions eased across the country and dining rooms continued re-opening, albeit at capacity restrictions. We continue working diligently to optimize operations wherever possible, execute on our Johnny Rockets integration strategy, and support our new store development pipeline.”

Fiscal Third Quarter 2020 Highlights

●	Total revenues declined 37% to $4.1 million compared to the third quarter of 2019, showing sequential improvement when compared to a decline in the prior quarter of 47%.

○	System-wide sales growth of 52.8% q/q
	■	United States sales growth of 53.2% q/q
	■	Canada sales growth of 21.7% q/q
	■	Other International(1) sales growth of 123.0% q/q
○	System-wide same-store sales growth of 63.2% q/q
	■	United States same-store sales growth of 64.2% q/q

	■	Canada same-store sales growth of 18.2% q/q
	■	Other International(1) sales growth of 213.6% q/q
○	12 new franchised store openings during the third quarter 2020
	■	Store count as of September 27, 2020: 678 stores system-wide

●	Net (Loss) Income of $(0.6) million or $(0.05) per share on a basic and fully diluted basis, as compared to net income of $1.2 million or $0.10 per share on a basic and fully diluted basis in the third quarter of 2019
●	EBITDA(2) of $0.1 million inclusive of acquisition costs of $0.5 million as compared to $3.0 million in the third quarter of 2019
●	Adjusted EBITDA(2) of $0.6 million as compared to $2.3 million in the third quarter of 2019. The reconciliation of EBITDA to Adjusted EBITDA can be found in the accompanying financial tables.

(1)	Excludes Canada, includes Puerto Rico.
(2)	EBITDA and Adjusted EBITDA are non-GAAP measures defined below, under “Non-GAAP Measures”. A reconciliation of GAAP net income to EBITDA and adjusted EBITDA is included in the accompanying financial tables.

Summary of Third Quarter 2020 Financial Results

Total revenues were $4.1 million in the third quarter of 2020 and as compared to $6.5 million in the third quarter of 2019. Excluding advertising revenues, revenues were $3.3 million, down from $5.3 million in the third quarter of 2019. The revenue performance overwhelmingly reflects a decline in royalty revenue related to the impact of COVID-19, as well as lower franchise fees and advertising fees in 2020 compared to the prior year period and decreases in store opening fees related to the preferred application of ASC 606, which the Company adopted in the fourth quarter of 2019.

Costs and expenses increased to $4.9 million in the third quarter of 2020 compared to $3.6 million in the third quarter of 2019. Excluding refranchising losses of $0.3 million in 2020 and refranchising gains of $0.9 million in 2019 as well as an impairment charge in 2020 without comparable activity in the prior year, costs and expenses totaled $3.8 million and $4.6 million in the third quarter of 2020 and 2019, respectively.

Other income was $0.2 million in the third quarter of 2020, compared to other expense of $2.0 million in the third quarter of 2019, and consisted primarily of a gain in the amount of $1.7 million from an adjustment to a contingent purchase price payable which was partially offset by acquisition costs of $0.5 million; net interest expense of $0.5 million; and a loss of $0.4 million from the change in fair value of the derivative liability relating to the conversion feature of the Series A Preferred Stock. In the third quarter of 2019, other expense of $2.0 million consisted primarily of net interest.

The combination of the aforementioned revenue and expenses resulted in a net loss of $0.6 million in the third quarter of 2020, compared to a net income of $1.2 million in the third quarter of 2019.

Recent Events and Liquidity

On July 16, 2020, the Company closed its underwritten public offering (the “Offering”) of 360,000 shares of 8.25% Series B Cumulative Preferred Stock (“Series B Preferred Stock”) and 1,899,000 warrants (the “Warrants”), each to purchase one share of Common Stock at an exercise price of $5.00 per share, which includes 99,000 Warrants as a result of a partial exercise of the over-allotment option granted to the underwriter.

On September 21, 2020, the Company completed the sale of $40 million of Series 2020-2 Fixed Rate Asset-Backed Notes (the “Notes”), increasing the Company’s securitization facility to $80 million. The Notes were issued through the Company’s whole business securitization affiliate, FAT Brands Royalty I, LLC.

Concurrent with the completion of the sale of the Notes, the Company successfully completed the acquisition of Johnny Rockets from an affiliate of private equity firm Sun Capital Partners, Inc. for a purchase price of approximately $25 million. The transaction was funded with proceeds from the Notes. With the acquisition of Johnny Rockets, FAT Brands now franchises more than 700 restaurants around the globe in more than 30 countries with annual system-wide sales exceeding $700 million.

Subsequent to the Offering through the end of the third quarter of 2020, the Company repurchased from various holders 587,018 warrants to purchase shares of the Company’s common stock with a weighted average exercise price of $7.01 per share for $330,000.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year. For 2020, the comparable store base does not include Elevation Burger and Johnny Rockets stores as we did not own the brands for the full year of 2019.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal third quarter 2020 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Rebecca Hershinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-705-6003. A replay will be available after the call until Tuesday, November 17, 2020, and can be accessed by dialing 1-844-512-2921. The passcode is 13712929. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns nine restaurant brands: Fatburger, Johnny Rockets, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 700 units worldwide. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, our future acquisitions, and the effects on our business of the current novel coronavirus pandemic (“COVID-19”). Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

A reconciliation of net income presented in accordance with GAAP to EBITDA and adjusted EBITDA is set forth in the tables below.

Investor Relations:

ICR

Ashley DeSimone

IR-FATBrands@icrinc.com

646-677-1827

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

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FAT Brands Inc. Consolidated Statements of Operations Data

	13 weeks ended September 27, 2020	13 weeks ended September 29, 2019	39 weeks ended September 27, 2020	39 weeks ended September 29, 2019

(in thousands)

Revenues
Royalties	$3,156	$3,937	$8,678	$11,064
Franchise fees	122	1,272	571	2,578
Store opening fees	-	109	-	398
Advertising fees	803	1,151	2,347	3,159
Management fees and other income	8	15	23	54
Total revenues	4,089	6,484	11,619	17,253

Costs and expenses
General and administrative expenses	2,990	3,422	10,626	9,242
Impairment of assets	753	-	3,927	-
Advertising expenses	814	1,151	2,358	3,159
Refranchising loss (gain)	325	(902)	1,869	(851)
Total costs and expenses	4,882	3,671	18,780	11,550

(Loss) income from operations	(793)	2,813	(7,161)	5,703

Other income (expense), net
Interest expense, net	(446)	(1,975)	(3,285)	(5,357)
Change in fair value - derivative liability	(374)	-	887	-
Loss on extinguishment of debt	(88)	-	(88)	-
Gain on contingent consideration payable adjustment	1,680	-	1,680	-
Other expense, net	(566)	(56)	(627)	(157)
Total other income (expense), net	206	(2,031)	(1,433)	(5,514)

(Loss) income before income tax (benefit) expense	(587)	782	(8,594)	189

Income tax (benefit) expense	(19)	(372)	(1,405)	253

Net (loss) income	$(568)	$1,154	$(7,189)	$(64)
Basic and diluted (loss) income per share	$(0.05)	$0.10	$(0.60)	$(0.01)

Consolidated Balance Sheet for FAT Brands Inc. as of September 27, 2020

As of September 27, 2020

(in thousands)

Cash and restricted cash	$14,268
Total assets	$149,593
Total liabilities	$137,111
Total stockholders’ equity	$12,482

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	13 weeks ended September 27, 2020	13 weeks ended September 29, 2019	39 weeks ended September 27, 2020	39 weeks ended September 29, 2019

(in thousands)

Net (loss) income	$(568)	$1,154	$(7,189)	$(64)
Interest expense, net	446	1,975	3,285	5,357
Income tax (benefit) expense	(19)	(372)	(1,405)	253
Depreciation and amortization	263	258	763	535
EBITDA	$122	$3,015	$(4,546)	$6,081
Share-based compensation	45	59	61	218
Non-cash lease expenses	91	29	174	153
Acquisition costs	503	50	633	247
Refranchising loss (gain)	325	(902)	1,869	(851)
Impairment loss	753	-	3,927	-
Change in fair value - derivative liability	374	-	(887)	-
Loss on extinguishment of debt	88	-	88	-
Gain on contingent consideration payable adjustment	(1,680)	-	(1,680)	-
Adjusted EBITDA	$621	$2,251	$(361)	$5,848